Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON ANNOUNCES APPOINTMENT OF DR JIHAD KIWAN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND NIGEL WHEELER AS VICE CHAIRMAN

NEWPORT, Wales, United Kingdom, March 27, 2003 – Trikon Technologies, Inc. (Nasdaq NMS: TRKN) today announced the appointment of Dr. Jihad Kiwan as president and chief executive officer effective March 30, 2003. Nigel Wheeler will remain on Trikon’s board of directors and will become vice chairman.

“Nigel Wheeler has served Trikon with distinction over many years and I am pleased that he will remain with us on Trikon’s board of directors,” said Dr. Dobson, chairman. “On behalf of the board and all the Trikon employees I would like to thank Nigel for his hard work, skill and integrity by which we and our customers have benefited hugely.”

“Trikon has developed exciting new technologies that are well positioned for leading silicon customers,” continued Dr. Dobson. “Dr. Kiwan has the commercial skills and industry knowledge to move our company to the next level.”

“Trikon will benefit from this infusion of new talent,” said Mr. Wheeler. “Dr. Kiwan will bring a commercial focus to Trikon’s operations and his relationships will help us to expand beyond our traditional customer base.”

Dr. Kiwan joins Trikon Technologies from Amkor Wafer Fabrication Services where he was Senior Vice President and General Manager. He previously worked for SCI Systems and Hewlett Packard. Dr. Kiwan gained a Master’s Degree and Ph.D. at the University of Toulouse.

“Trikon is at an exciting time in its long history,” said Dr. Kiwan. “Trikon’s Orion®and Flowfill® are recognized by leading IDMs and foundries as the most advanced CVD low-k dielectric technologies. We will continue to work to secure customer design in of these technologies as well as the advanced metalization and etch capabilities at Trikon and thereby drive revenue growth.”

www.trikon.com Tel +44 (o) 1633 414 000 Fax +44 (0) 1633 414 141

About Trikon Technologies:

Trikon Technologies, Inc. develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) for use in the production of silicon, compound semiconductors, opto-electronic and waveguide devices. These semiconductor and optical devices are used in a broad range of products including computers, telecommunications, consumer products and automobiles. Trikon’s website can be visited at www.trikon.com.

Trikon Technologies Contacts:
Corporate contact
Carl Brancher	+44 (0) 1633-414111
carl.brancher@trikon.com

US Investor Relations contact
Kevin Kirkeby, Golin/Harris International	+1 212-309-1445
kkirkeby@golinharris.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: Comments made by Mr. Dobson, Mr. Wheeler and Dr. Kiwan made in this press release contain certain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties that could cause results to differ materially, including, but not limited to, the development and acceptance of Trikon’s low k technologies and Trikon's other new product developments and changing technologies in the semiconductor industry generally. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the Company's business, and should be read in conjunction with the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

END